Exhibit 99.1

May 1, 2013
For Immediate Release

Urologix Reports Fiscal Year 2013 Third Quarter Results and Reaffirms Annual Guidance

Third Quarter Summary

•	Third quarter revenue of $4.1 million
•	Quarter-end cash balance of $5.1 million
•	Guidance for fiscal year 2013 revenue reaffirmed at $16.0 million to $17.0 million

MINNEAPOLIS — May 1, 2013— Urologix®, Inc. (NASDAQ:ULGX), the leading provider of in-office BPH therapy, today reported financial results for its fiscal year third quarter ended March 31, 2013.

Third quarter fiscal year 2013 revenue totaled $4.1 million, down 6.3% sequentially from the second quarter of fiscal year 2013 and down 13.8% compared to the third quarter of fiscal year 2012. The comparative declines in revenue were driven by lower unit sales in both product lines, Cooled ThermoTherapyTM (CTT) and Prostiva Radio Frequency (RF) Therapy.

“The seasonal procedure weakness we typically see in Q3 as a result of resetting of patient deductibles was greater than in past years. Our third fiscal quarter performance does however keep us on track to hit the midpoint of our annual guidance and our team remains focused on improving upon our execution,” stated Greg Fluet, Chief Executive Officer. “Our goal is to leverage our leading market share position, sales organization, and innovative market development and patient education programs to drive top-line growth. Within our company there are a number of geographies that are beginning to show growth through execution of our sales plan giving us continued confidence in our ability to grow the business”.

As of March 31, 2013, the Company’s cash balance was $5.1 million compared to $4.9 million as of December 31, 2012, an increase of $221,000 during the quarter. The Company’s cash balance benefited from both the deferral of payments totaling $610,000 for Prostiva disposables purchased during the quarter, and the receipt of proceeds totaling $321,000 from the demutualization of an insurer. Additionally, we continue to defer payments due and accrued in the current and prior periods related to Prostiva which are reflected in accounts payable and short term deferred acquisition payments on the balance sheet.

Gross profit for the third quarter of fiscal year 2013 was $2.0 million, or 49.6% of revenue, compared to $2.4 million, or 50.7% of revenue, in the third quarter of fiscal year 2012. The change in gross margin year-over-year was driven primarily by variability in expenses associated with costs for manufacturing and servicing capital equipment.

Total operating expense for the third quarter of fiscal year 2013 declined 10.2% compared to the third quarter of fiscal year 2012, and 5.1% sequentially compared to the second quarter of fiscal year 2013, to $2.9 million. The decline in total operating expense compared to the prior year was driven primarily by a gain of $321,000 in the third quarter of fiscal year 2013 related to the receipt of proceeds from the demutualization of an insurer. Excluding this gain, total operating expense was flat compared to the prior year and the sequential decline was related to lower sales compensation compared to the previous quarter.

For the third quarter of fiscal year 2013, Urologix reported a net loss of $1.0 million, or $0.05 per diluted share, compared to a net loss of $968,000, or $0.07 per diluted share, in the third quarter of fiscal year 2012. The net loss in the third quarter of fiscal year 2013 was positively impacted by a $321,000 gain for the receipt of proceeds from a demutualization. Third quarter net loss increased slightly from a net loss of $970,000, or $0.05 per share, in the second quarter of fiscal 2013.

Guidance

The Company reaffirms the fiscal year 2013 total revenue guidance range of approximately $16.0 million to $17.0 million.

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal year 2013 third quarter results on Wednesday, May 1, 2013 at 4:00 p.m. Central Daylight Time. To listen to the call, please dial 1-877-299-4454 and enter the Participant Passcode 88115737 at least 10 minutes prior to the call. A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures, markets and distributes minimally invasive medical products for the treatment of obstruction and symptoms due to Benign Prostatic Hyperplasia (BPH). Urologix’ Cooled ThermoTherapy™ produces targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort. The Prostiva® RF Therapy System delivers radio frequency energy directly into the prostate destroying prostate tissue, reducing constriction of the urethra, and thereby relieving BPH symptoms. Both of these therapies provide safe, effective and lasting relief of the symptoms and obstruction due to BPH. Prostiva® is a registered trademark of Medtronic, Inc., used under license. All other trademarks are the property of Urologix.

If you’d like more information on this topic, please contact Brian Smrdel at (763) 475-7696 or bsmrdel@urologix.com or to learn more about Urologix and its products and services, visit their website at www.urologix.com.

The Urologix, Inc. logo is available at www.urologix.com/clinicians/resource-library.php.

Urologix Investor Relations Contact
Brian Smrdel
(763) 475-7696
bsmrdel@urologix.com

Urologix Media Contact
Karen Jackson
(513) 484-2987
kjackson@urologix.com

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, the effectiveness of the Company’s sales and marketing strategies and organization, the Company’s future revenue and operating performance, or about the development and marketing of new products. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012 and other documents filed with the Securities and Exchange Commission.

Urologix, Inc.
Statements of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012

Sales	$4,082	$4,735	$12,405	$12,530
Cost of goods sold	2,056	2,334	6,127	6,425
Gross profit	2,026	2,401	6,278	6,105

Costs and expenses:
Sales and marketing	1,915	1,875	5,639	4,914
General and administrative	711	797	2,094	2,573
Research and development	538	543	1,756	1,612
Change in value of acquisition consideration	—	—	(369)	—
Gain on demutualization	(321)	—	(321)	—
Medical device tax	41	—	41	—
Amortization expense	26	26	78	65
Total costs and expenses	2,910	3,241	8,918	9,164

Operating loss	(884)	(840)	(2,640)	(3,059)
Interest expense	(98)	(102)	(348)	(371)
Foreign currency exchange gain/(loss)	(6)	1	(9)	(3)

Loss before income taxes	(988)	(941)	(2,997)	(3,433)

Income tax expense	17	27	48	38
Net loss	$(1,005)	$(968)	$(3,045)	$(3,471)

Net loss per common share--basic	$(0.05)	$(0.07)	$(0.15)	$(0.24)

Net loss per common share--diluted	$(0.05)	$(0.07)	$(0.15)	$(0.24)

Weighted average number of common shares outstanding--basic	20,902	14,778	20,637	14,723

Weighted average number of common shares outstanding--diluted	20,902	14,778	20,637	14,723

Urologix, Inc.
Balance Sheets
(Unaudited, in thousands)

	March 31, 2013	June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$5,100	$1,899
Accounts receivable, net	2,059	2,132
Inventories, net	2,461	1,448
Prepaids and other current assets	197	290
Total current assets	9,817	5,769
Property and equipment:
Property and equipment	12,053	12,006
Less accumulated depreciation	(11,370)	(11,144)
Property and equipment, net	683	862
Other intangible assets, net	2,081	2,262
Goodwill	3,036	3,115
Long-term inventories	673	663
Other assets	5	5
Total assets	$16,295	$12,676

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,983	$3,376
Accrued compensation	791	732
Deferred income	13	7
Short-term deferred acquisition payment	2,971	2,395
Other accrued expenses	668	779
Total current liabilities	10,426	7,289

Deferred tax liability	67	35
Long-term deferred acquisition payment	4,107	4,613
Other accrued liabilities	84	113
Total liabilities	14,684	12,050

Shareholders’ equity:
Common stock	208	147
Additional paid-in capital	119,174	115,205
Accumulated deficit	(117,771)	(114,726)
Total shareholders’ equity	1,611	626
Total liabilities and shareholders’ equity	$16,295	$12,676

Urologix, Inc.
Condensed Statements of Cash Flows
(Unaudited, in thousands)

	Nine Months Ended March 31,
	2013	2012
Operating Activities:
Net loss	$(3,045)	$(3,471)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	505	518
Employee stock-based compensation expense	200	277
Provision for bad debts	29	26
Loss on disposal of assets	7	15
Accretion expense on deferred acquisition payments	439	438
Net adjustment to acquisition consideration	(369)	—
Deferred income taxes	32	25
Change in operating items, net of acquisition:
Accounts receivable	44	(1,043)
Inventories, net	(1,017)	6
Prepaids and other assets	93	(6)
Accounts payable	2,607	1,999
Accrued expenses and deferred income	(75)	460
Net cash used for operating activities	(550)	(756)

Investing Activities:
Purchase of property and equipment	(55)	(40)
Acquisition of business	—	(500)
Purchases of intellectual property	(24)	(8)
Net cash used for investing activities	(79)	(548)

Financing Activities:
Proceeds from stock option exercises	16	100
Issuance of common stock	3,814	—
Net cash provided by financing activities	3,830	100

Net increase/(decrease) in cash and cash equivalents	3,201	(1,204)
Cash and cash equivalents:
Beginning of period	1,899	3,061
End of period	$5,100	$1,857

Supplemental cash-flow information
Income taxes paid during the period	$15	$12
Net amount of inventory transferred to property and equipment	$73	$242
Non-cash consideration for acquisition	$—	$6,532